Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

1 December 2023

Matter No.: 817121
852 2842 9530
Richard.Hall@conyers.com

The RoyaLand Company Ltd.

Clarendon House, 2 Church Street

Hamilton HM 11

Bermuda

Dear Sir/Madam,

Re: The RoyaLand Company Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form F-1 (File No. 333-273097) initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 30, 2023 (as amended, the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (i) 1,437,500 of the class B common shares with a par value of $0.0002 each of the Company (collectively, the “Class B Common Shares”), including 187,500 Class B Common Shares that may be issued upon the full exercise of the underwriters’ over-allotment option (the “New Shares”), (ii) warrants to purchase 100,625 Class B Common Shares (the “Underwriter’s Warrants”), including 13,125 Class B Common Shares that may be purchased upon the full exercise of the underwriters’ over-allotment option, issuable to the representative of the underwriters of such offering or its designees (the “Underwriter’s Warrant Shares”), (iii) the Underwriter’s Warrant Shares issuable upon exercise of the Underwriter’s Warrants, and (iv) an aggregate of 4,915,000 Class B Common Shares held by or issuable to the selling shareholders listed in the Registration Statement (the “Selling Shareholders”), consisting of 3,665,000 Class B Common Shares held by the Selling Shareholders (the “Resale Shares”) and 1,250,000 Class B Common Shares issuable upon the exercise of warrants (the “Resale Warrants”) issued to the Selling Shareholders (the “Resale Warrant Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.

We have also reviewed:

1.1.	copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 1 December 2023;

1.2.	copies of written resolutions of the directors of the Company dated 28 November 2022, written resolutions of the directors of the Company dated 1 March 2023 and written resolutions of the shareholders of the Company dated 28 November 2022 (the “Resolutions”);

1.3.	a Certificate of Compliance issued by the Registrar of Companies in relation to the Company on 28 November 2023 (the “Certificate Date”);

1.4.	drafts of the Underwriter’s Warrants and Resale Warrants; and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that the Company is issuing the Registration Statement and undertaking the matters referred to therein pursuant to its business of being a holding company;

2.6.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.7.	that upon issue of any Class B Common Shares to be sold by the Company, the Company will have sufficient unissued Class B Common Shares in its authorised share capital to effect the issue of such Class B Common Shares and will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

2.8.	the validity and binding effect under the laws of the United States of America of the Registration Statement, the Underwriters Warrants and the Resale Warrants and that the Registration Statement will be duly filed with the Commission.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.	Based on our review of the register of members of the Company certified by the secretary of the Company on 1 December 2023, the Resale Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

4.3.	When issued and paid for as contemplated by the Registration Statement, the New Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

4.4.	When issued and paid for in accordance with the terms of the Underwriter’s Warrants and the Resale Warrants, the Underwriter’s Warrant Shares and the Resale Warrant Shares, respectively, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

5.	CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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